Press Contacts

Tom Myers	Jill Drake

AirCell, Inc.	MedAire, Inc.

+1.303.917.8352	+1.480.333.3716

tmyers@aircell.com	jdrake@medaire.com

MedAire and AirCell Announce Exclusive New
Airborne Medical Assistance Program
MedLink Powered by AirCell will give operators worldwide access to airborne medical assistance

GENEVA, SWITZERLAND [EBACE 2006] – May 1, 2006 – AirCell, Inc. and MedAire, Inc. announce MedLink Powered by AirCell, an exclusive new program that gives business aircraft operators access to in-flight, on-demand medical assistance worldwide. The MedLink Powered by AirCell program is available exclusively to AirCell satcom customers.

Using one-touch dialing from their AirCell satcom system, passengers and flightcrews can talk directly to emergency room physicians at MedAire’s 24/7 MedLink Global Response Center. With special training in remote airborne diagnosis and treatment, the physicians provide real-time medical advice to help people manage medical concerns occurring aboard their aircraft.

MedLink Powered by AirCell was designed by MedAire and AirCell exclusively for the needs of the worldwide business aviation community. AirCell is the first telecommunications company in the world to make such a service available as a part of a total communications solution.

As the leader in providing remote medical advice to the aviation industry, MedAire handles over 75 inflight incidents every single day. “This unique opportunity gives MedAire access to the light jet market which we have not traditionally pursued,” said Jeffrey Gregorec, MedAire Vice President of Sales & Marketing. “Many times, light jets, which make up the largest segment of the business aviation market, don’t have the communications capability onboard to make contact with MedLink. But with AirCell already onboard thousands of those aircraft – that all changes,” he said.

“Being a one-stop-shop for airborne telecommunications equipment, airtime, and value-added services has been a very important part of AirCell’s success,” said Bill Peltola, AirCell Vice President, Sales & Marketing. “MedLink Powered by AirCell offers our customers affordable access to a potentially life-saving service, and we’re pleased to add it to our suite of services.”

MedLink Powered by AirCell will be available beginning in Q3, 2006.

About MedAire, Inc.

Established in 1985, Phoenix, Arizona-based MedAire provides real-time, emergency medical and security assistance services for companies with employees, customers or guests in remote environments. Clients include commercial airlines, corporate flight departments, maritime operators and government agencies. In providing clients a total health and security solution, MedAire also provides clients with related training, web-based information and specialized resources such as medical and security kits. MedAire, listed under MDE on the Australian Stock Exchange, (ASX: MDE) can be found on the Internet at www.MedAire.com.

About AirCell, Inc.

AirCell designs, manufactures, markets and supports a full line of airborne telecommunication systems for the Business Aviation, General Aviation, Government and Air Transport markets. The company’s latest generation of products provides voice and data services for passengers and flight crews using the global Iridium Satellite System.

AirCell products are offered as standard or optional equipment by virtually every fixed- and rotor-wing airframe manufacturer in business aviation, and are installed aboard the world’s three largest fractional ownership fleets – NetJets, Flight Options, and CitationShares. AirCell (www.aircell.com) is a privately-held company headquartered in Louisville, Colorado, USA.

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Note to Editors:

•	High-resolution, production-ready images for MedLink Powered by AirCell are available for download at http://www.aircell.com//news/news_media_library.php.

Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release include, but are not limited to unanticipated trends in the markets served by the Company, changes in health care, telemedicine or insurance regulations, international and domestic economic, competitive and security conditions, governmental regulation and associated legal costs, the Company’s ability to stay abreast of technology demands, and such other factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission.